EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155189 on Form S-8 of our reports dated March 5, 2014, relating to the consolidated financial statements and the financial statement schedule of Verso Paper Corp., and subsidiaries, (the “Company”), a majority-owned subsidiary of Verso Paper Management LP, and the effectiveness of the Company’s  internal control over financial reporting, appearing in this Annual Report on Form 10-K of Verso Paper Corp. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Memphis, TN
March 5, 2014